As filed with the Securities and Exchange Commission on July 31, 2019

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

THE

SECURITIES ACT OF 1933

TD AMERITRADE HOLDING CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	82-0543156
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

200 South 108th Avenue, Omaha, NE	68154
(Address of principal executive offices)	(Zip code)

TD Ameritrade Holding Corporation Executive Deferred Compensation Program

(Full title of the plan)

David L. Lambert

Deputy General Counsel

6940 Columbia Gateway Dr., Suite 200

Columbia, MD 21064

(Name and address of agent for service)

(Names, address and telephone number, including area code, of agent for service)

Copies to:

John E. Aguirre

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304

(650) 493-9300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price(2)	Amount of registration fee
Deferred Compensation Obligations (1)	$25,000,000	100%	$25,000,000	$3,030
Total			$25,000,000	$3,030

(1)

The Deferred Compensation Obligations are unsecured obligations of the Registrant to pay deferred compensation in the future in accordance with the terms of the Registrant’s Executive Deferred Compensation Program.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) of the Securities Act of 1933, as amended.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The documents containing the information specified in this Part I will be delivered to eligible participants in the TD Ameritrade Holding Corporation Executive Deferred Compensation Program (the “Plan”) covered by this registration statement as required by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be filed with the Securities and Exchange Commission (the “Commission”) as part of this registration statement in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

TD Ameritrade Holding Corporation (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

(1)

The Registrant’s latest annual report on Form 10-K filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), containing audited financial statements for the Company’s latest fiscal year ended September 30, 2018 as filed with the Commission on November 16, 2018;

(2)	The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2018 filed with the Commission on January 31, 2019;

(3)	The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2019 filed with the Commission on April 29, 2019;

(4)

The Registrant’s Current Reports on Form 8-K filed with the Commission on November  1, 2018, November  21, 2018, February 19, 2019, May  20, 2019 and July 22, 2019, in each case other than information in any Current Report on Form 8-K deemed to have been furnished and not filed in accordance with the rules of the Commission and, except as may be noted in any such Form 8-K, exhibits filed on such Form 8-K that are related to such information;

(5)

The description of Registrant’s Common Stock contained in the Registrant’s registration statement filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description;

(6)

All reports and other documents filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

The securities being registered represent obligations of the Registrant to pay deferred compensation (the “Obligations”) in the future in accordance with the terms of the Plan.

The Obligations are general unsecured obligations of the Registrant to pay deferred compensation in the future in accordance with the terms of the Plan. The Obligations are payable from the general assets of the Registrant and rank equally with other unsecured and unsubordinated indebtedness of the Registrant.

The amount of eligible compensation to be deferred by each participant is determined in accordance with the terms of the Plan based on elections by the participant. Compensation deferrals that are credited to a participant’s Plan account are credited with deemed investment returns equal to the experience of selected investment funds offered under the Plan, as elected by the participant. Any Registrant contributions credited to a participant’s Plan Account may be deemed invested in a similar manner. Deferrals under the Plan of certain awards granted under the Registrant’s equity incentive plans also are permitted.

The Obligations generally are payable upon a date or dates selected by the participant in accordance with the terms of the Plan, subject to exceptions for change in control, disability or in-service withdrawals due to an unforeseen emergency. The Obligations generally are payable in the form of a lump sum cash payment or a fixed number of annual cash installment payments (not to exceed ten years), at the election of the participant made in accordance with the terms of the Plan.

Participants or beneficiaries generally may not sell, transfer, anticipate, assign, hypothecate or otherwise dispose of any right or interest in the Plan. A participant may designate one or more beneficiaries to receive any portion of any Obligations payable in the event of the participant’s death.

The Registrant has reserved the right to amend or terminate the Plan at any time and for any reason.

The Obligations are not convertible into any other security of the Registrant. The Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Registrant. No trustee has been appointed to take action with respect to the Obligations and each Plan participant will be responsible for enforcing his or her own rights with respect to the Obligations.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Under Section 145 of the Delaware General Corporation Law, the Registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act. The Registrant’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws require the Registrant to indemnify, to the full extent permitted by law, any person who is or was a party, or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, any action by or in the right of the Registrant) by reason of the fact that he or she is or was a director or officer of the Registrant against any liability or expense actually or reasonably incurred in respect thereof. The Registrant’s Amended and Restated Bylaws also require the Registrant to advance litigation expenses (including in the case of stockholder derivative actions or other actions) against an undertaking by the officer or director to repay such advances if it is ultimately determined that the officer or director is not entitled to indemnification. The Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws further provide that rights conferred under such Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws shall not be deemed to be exclusive of any other right such persons may have or acquire under law or otherwise.

In addition, the Registrant’s Amended and Restated Certificate of Incorporation provides that, to the fullest extent permitted by the Delaware General Corporation Law, the Registrant’s directors shall have no personal liability to the Registrant or its stockholders for monetary damages for breach of the directors’ fiduciary duty. Each director will continue to be subject to liability for breach of the director’s duty of loyalty to the Registrant, or acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

The Registrant currently has a policy providing directors and officers’ liability insurance with insured directors and officers of the Registrant in certain circumstances.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description of Exhibit

4.1*	TD Ameritrade Holding Corporation Executive Deferred Compensation Program, as amended and restated May 15, 2019

5.1*	Opinion of Wilson Sonsini Goodrich & Rosati, P.C.

23.1*	Consent of Independent Registered Public Accounting Firm

23.2*	Consent of Wilson Sonsini Goodrich & Rosati, P.C. (included in Exhibit 5.1)

24.1*	Powers of Attorney (included on the signature page of this registration statement)

* Filed herewith

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jersey City, State of New Jersey, on July 31, 2019.

TD AMERITRADE HOLDING CORPORATION

By:	/s/ Dave Lambert
Dave Lambert
Assistant Secretary

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints jointly and severally, Ellen L.S. Koplow, Stephen J. Boyle and David L. Lambert, and each of them, as his true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying, and conforming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on July 31, 2019:

TD AMERITRADE HOLDING CORPORATION

/s/ Tim Hockey
Tim Hockey President, Chief Executive Officer and director (Principal Executive Officer)

/s/ Stephen J. Boyle
Stephen J. Boyle Executive Vice President, Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Joseph H. Moglia	/s/ Irene R. Miller
Joseph H. Moglia Chairman of the Board	Irene R. Miller Director

/s/ Bharat B. Masrani	/s Mark L. Mitchell
Bharat B. Masrani Vice Chairman of the Board	Mark L. Mitchell Director

/s/ Lorenzo A. Bettino	/s/ Wilbur J. Prezzano
Lorenzo A. Bettino Director	Wilbur J. Prezzano Director

/s/ V. Ann Hailey	/s/ Todd M. Ricketts
V. Ann Hailey Director	Todd M. Ricketts Director

/s/ Brian M. Levitt	/s/ Allan R. Tessler
Brian M. Levitt Director	Allan R. Tessler Director

/s/ Karen E. Maidment
Karen E. Maidment Director